Exhibit 5.1




                         March 27, 2001


Third Wave Technologies, Inc.
502 South Rosa Road
Madison, Wisconsin 53719

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on March 27, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of the 1995 Incentive Stock Option Plan (as to 432,000 shares), of the 1997 Incentive Stock Option Plan (as to 286,800 shares), of the 1997 Nonqualified Stock Option Plan (as to 90,000 shares), of the 1998 Incentive Stock Option Plan (as to 313,200 shares), of the 1999 Incentive Stock Option Plan (as to 408,000 shares), of the 1999 Nonqualified Stock Option Plan (as to 10,800 shares), of the 2000 Stock Plan (as to 4,461,600 shares) and of the 2000 Employee Stock Purchase Plan (as to 856,800 shares) (collectively, the "Plans" and the "Shares" as appropriate). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                               Very truly yours,

                               WILSON SONSINI GOODRICH & ROSATI


                               /s/ Wilson Sonsini Goodrich & Rosati